EXHIBIT 2.2

                              CERTIFICATE OF MERGER

                                     MERGING

                     PREMIER CLASSIC ACQUISITION CORPORATION

                                      INTO

                                 PARENTECH, INC.

                     Pursuant to Section 251 of the General Corporation Law of Delaware, the undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

                     FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

       NAME                                           STATE OF INCORPORATION
       Parentech, Inc.                                Delaware
       Premier Classic Acquisition Corporation        Delaware

                     SECOND: That an Agreement and Plan of Merger and Reorganization between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

                     THIRD: That Parentech, Inc., a Delaware corporation, shall be the surviving corporation of the merger which will continue its existence as said surviving corporation under the name "Parentech, Inc." upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

                     FOURTH: Pursuant to the Agreement and Plan of Merger and Reorganization, the Certificate of Incorporation of the surviving corporation is the Certificate of Incorporation of Parentech, Inc., as in effect prior to the filing of this Certificate of Merger.

                     FIFTH: That the executed agreement and plan of merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is 777 South Highway 101, Suite 215 Solana Beach, CA 92075.

                     SIXTH: That a copy of the agreement and plan of merger will be furnished by the surviving corporation, on request and without cost to any stockholder of any constituent corporation.

                     SEVENTH: That this Certificate of Merger shall be effective upon filing.


Dated as of: November 5, 2002
                                      Parentech, Inc.
                                      a Delaware corporation


                                      By:       /S/ SCOTT D. LANDOW
                                                ---------------------
                                                Scott D. Landow, President






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